AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2003


                           REGISTRATION NO. 333-98651


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------


                             AMERIFIRST FUND I, LLC
             (Exact name of registrant as specified in its charter)

         Florida                      6189                      16-1628-844
(State of Incorporation)  (Primary Standard Industrial       (I.R.S. Employee
                           Classification Code Number)    Identification number)

                               1712-H Osborne Rd.
                            St. Marys, Georgia 31558
                                 (912) 673-9100

 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                   John Tooke
                             AmeriFirst Fund I, LLC
                               1712-H Osborne Rd.
                            St. Marys, Georgia 31558
                                 (912) 673-9100
                            Facsimile: (912) 673-8434

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:

                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                                 (212) 687-3860
                            Facsimile: (212) 949-7052

    Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement has been effective.

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check
                             the following box. |X|

 If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  |X|   Registration No. 333-98651

                              EXPLANATORY PARAGRAPH

      This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of AmeriFirst Fund I, LLC is being filed to add Exhibit 10.12 -- Servicing Agreement dated May 14, 2003, by and between AmeriFirst Financial Services, Inc. and 21st Holdings, LLC.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee                 $  9,200
NASD Registration Fee                                                 10,500
Blue Sky Fees                                                         20,000
Accounting Fees and Expenses                                          40,000
Legal Fees and Expenses                                              200,000
Printing Fees and Expenses                                            10,000
Mailing                                                                5,300
Miscellaneous                                                          7,300
                                                                    --------

                                                     Total          $300,000

Item 14. Indemnification of Directors and Officers.

      Pursuant to Section 608.4229 of the Florida Limited Liability Company Act, a Florida limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

      Our operating agreement requires us to indemnify our manager, provider and underwriter from any loss, reasonable legal expenses, damage or claim arising by reason of any act or omission performed or omitted by our manager in good faith on behalf of us and in a manner reasonably believed to be within the scope of authority conferred on our manager by our operating agreement. This right of indemnification includes the right to advance payments or to reimburse our manager, provider and underwriter for the reasonable expenses incurred from being threatened to be made a named defendant or respondent in a proceeding. Indemnity payments will be made only from our assets. No member is required to make payments from his/her separate assets. We will not indemnify persons or advance payments for acts or omissions which are established to be intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

      Our operating agreement further gives our manager the power to purchase and maintain insurance in reasonable amounts on behalf of itself and each of the employees and agents of the Fund against any liability incurred by them in their capacities as such, whether or not the Fund has the power to indemnify them against such liability.

      In addition, our operating agreement provides that except as otherwise provided by applicable law, the debts, obligations and liabilities of the Fund, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Fund; neither our manager nor any member nor any person affiliated with our manager or any member shall be obligated personally for any such debt, obligation or liability of the Fund solely by reason of being a manager or member or being a person affiliated with either of them.


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

Item 15. Recent Sales of Unregistered Securities.

      None.

Item 16. Exhibits and Financial Statement Schedules.

(A)   Exhibits.

1.1   Form of Underwriting Agreement (2)

3.1   Articles of Organization (2)


4.1   Form of Subscription Agreement (included as Exhibit A to the
      Prospectus)(5)

4.2 Operating Agreement of AmeriFirst Fund I, dated as of May 13, 2003 (included as Exhibit B to the Prospectus)(5)

5.1 Opinion of Snow Becker Krauss P.C. with respect to legality of the securities(5)


8.1 Opinion of Snow Becker Krauss P.C. with respect to federal income tax matters (4)

10.1  Subscription Escrow Agreement (2)

10.2  Employment Agreement between AmeriFirst Capital Corp. and John Tooke (1)

10.3  Form of Viatical Settlement Contract (2)

10.4 Sublease Agreement effective September 4, 2002 by and between Life Settlements Service Corp. and AmeriFirst Capital Corp. (2)

10.5  Form of Consulting Agreement (2)

10.6 Letter Agreement between the Registrant and AmeriFirst Funding Group, Inc. dated December 26, 2002 (2)

10.7 Consulting Agreement between AmeriFirst Financial Services, Inc. and 21st Services, dated as of November 1, 2002 (3)

10.8 Consulting Agreement between AmeriFirst Financial Services, Inc. and Fasano Associates, Inc., dated as of November 1, 2002 (3)

10.9 Consulting Agreement between AmeriFirst Financial Services, Inc. and Systems for Advanced Risk Analysis, L.P., dated as of November 1, 2002 (3)

10.10 Consulting Agreement between AmeriFirst Financial Services, Inc. and American Viatical Services, dated February 12, 2003 (3)

10.11 Expense Agreement between AmeriFirst Fund I, LLC and AmeriFirst, Inc. dated February 13, 2003 (3)


10.12 Servicing Agreement dated May 14, 2003 by and between AmeriFirst Financial Services, Inc. and 21st Holdings, LLC *


23.1  Consent of Snow Becker Krauss P.C. (included in the opinion filed as
      Exhibit 5.1 to this Registration Statement) (3)


23.2  Consent of Marcum & Kliegman LLP(5)


99.1 Opinion of Snow Becker Krauss P.C. with respect to Investment Company Act of 1940 (2)

----------
*     Filed with this amendment

      (1) Filed with registrant's registration statement on Form S-1, filed on August 23, 2002.

      (2) Filed with Amendment No. 2 to registrant's registration statement on Form S-1, filed on January 15, 2003.

      (3) Filed with Amendment No. 3 to registrant's registration statement on Form S-1, filed on February 20, 2003.

      (4) Filed with Amendment No. 6 to registrant's registration statement on Form S-1, filed on April 15, 2003.


      (5) Filed with Amendment No. 9 to registrant's registration statement on Form S-1, filed on May 13, 2003.


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

(B)   Financial Statement Schedules.

Item 17. Undertakings

      The undersigned registrant undertakes to provide to the underwriter on each closing date as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act of 1933, each


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

post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Marys, State of Georgia on May 14, 2003.


                                 AMERIFIRST FUND I, LLC

                                 By: AMERIFIRST FINANCIAL SERVICES, INC.,
                                     MANAGER


                                     /s/ John Tooke
                                     -----------------------------
                                     John Tooke

                                     Chief Executive Officer
                                     (Principal Executive Officer,
                                     Principal Financial and Accounting Officer)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ John Tooke               Chief Executive Officer of             May 14, 2003
---------------------        AmeriFirst Financial Services, Inc.
John Tooke                   Manager of AmeriFirst Fund I, LLC



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